Exhibit 3.32

AMENDMENT NO. 1

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATX TELECOMMUNICATIONS SERVICES OF VIRGINIA, LLC

This Amendment No. 1 (this “Amendment”) to the Limited Liability Company Agreement of ATX Telecommunications Services of Virginia, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), dated as of September 15, 2003 (the “LLC Agreement”), is being entered into as of November 13, 2012, by ATX Licensing, Inc., a Delaware corporation and the sole member of the Company.

WHEREAS, pursuant to Section 16 of the LLC Agreement, the parties hereto desire to amend the terms of the LLC Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Addition of Section 20. The LLC Agreement is hereby amended by adding a new Section 20 as follows:

20. Security for Loan. The Company and the Member intend that the loans contemplated by the Credit Agreement, dated as of November 13, 2012 (the “Loan Agreement”), by and among Broadview Networks Holdings, Inc., Broadview Networks, Inc., ARC Networks, Inc. and Bridgecom Solutions Group, Inc., as borrowers, the guarantors party thereto, the various financial institutions and other persons from time to time parties thereto, as lenders, and CIT Finance LLC, as administrative agent (the “Lender”), if extended by the Lender, will be secured by a security interest in the Company as more specifically set forth herein below. In furtherance thereof, the Company and the Member hereby agree as follows for the specific benefit of the Lender:

a. Security Interest. Notwithstanding any other provision of this Agreement to the contrary, the Member may transfer and/or assign, in whole or in part, its Percentage Interest to the Lender. The Company and the Member intend that the Member shall make a fully effective and enforceable grant to the Lender of a security interest (the “Security Interest”) in all of the Member’s right, title and interest in the Company, whether derived under the Certificate of Formation, this Agreement, the Act or otherwise, including without limitation the Member’s “limited liability company interest” (as such term is defined in Section 18-101(8) of the Act), the Member’s status as a “member” (as such term is defined in Section 18-101(11) of the Act), and the Member’s right to participate in the management of the business and affairs of the Company (the “Member’s Total Rights”), and hereby agree that any provision of this Agreement inconsistent with or frustrating such intent shall be of no force and effect.

b. Successor Member. Notwithstanding the definition of “Member” in this Agreement or any other provision of this Agreement to the contrary, and without the necessity of any further act by any person, upon the Lender’s enforcement of the Security Interest, whether by judicial enforcement, by disposition (whether public or private), strict foreclosure or otherwise pursuant to applicable law, (i) the Lender, successful bidder or other person who becomes entitled to the Member’s limited liability company interest (a) shall thereupon and thereby succeed to the Member’s Total Rights, (b) shall concurrently and automatically replace the Member as the sole member of the Company, and such replacement sole member of the Company shall be deemed admitted as a “member” of the Company immediately before the Member ceases to be a member, (c) shall have power and authority to remove any and all Designated Managers (as hereinafter defined), for any reason or for no reason, and without necessity of any advance notice, and (d) shall have power and authority unilaterally to amend, restate or amend and restate this provision.

c. Designated Manager. The management of the Company is vested exclusively in the Board of Managers; provided, however, that from and after the occurrence of an “Event of Default” under the Loan Agreement, if the Lender so elects management of the Company shall be vested immediately and exclusively in a manager designated by the Lender (the “Designated Manager”).

d. Consent. The Consenting Member cannot amend this Section 20 or revoke this consent prior to the earlier of (i) termination of the Loan Agreement and (ii) the consent of the Lender to such amendment or revocation.

Section 2. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the LLC Agreement.

Section 3. No Other Amendments. Except as expressly amended by this Amendment, the LLC Agreement shall remain in full force and effect.

Section 4. Counterparts. This Amendment may be executed in multiple counterparts (including by facsimile), each of which will be deemed an original but all of which will constitute one and the same instrument.

Section 5. Governing Law. This Amendment is governed by and shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ATX LICENSING, INC.

By:	/s/ Michael K. Robinson
Name:	Michael K. Robinson
Title:	President & CEO

Amendment to ATX Telecommunications Services of Virginia, LLC operating agreement